EXHIBIT 4.7

                     PLEDGED SHARE AMENDMENT


     This Pledged Share Amendment, dated as of August 1, 1994, is delivered pursuant to Section 5 of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledged Share Amendment may be attached to the Pledge Agreement dated as of May 26, 1992, between the undersigned and Chemical Bank, as Trustee, as amended from time to time (the "Pledge Agreement", capitalized terms defined therein being used herein as therein defined), and that the attached Schedule I shall replace in its entirety
Schedule I to the Pledge Agreement.

                    UNITED STATES
                    BANKNOTE CORPORATION

                    By:S/ Harvey J. Kesner
                    Title:  Sr. Vice President

                            SCHEDULE I

Attached to and forming a part of that certain Pledge Agreement dated as of May 26, 1992, by United States Banknote Corporation, as Pledgor, to Chemical Bank, as Trustee, as amended from time to time.

                                                               Percentage of
                              Stock                            All Capital
                    Class of  Certificate  Par     Number of   Stock
Stock Issuer        Stock     Number       value   Shares      Outstanding

American Bank
Note Company        Common    4            $5.00   100          100%

American Bank Note
Holographics, Inc.  Common    8, 9, 11     $0.01   10,000       100%

NMI Corporation     Common    3            $0.01   1,000        100%

ABN Investments,
Inc.                Common    1            $1.00   10           100%

United States Banknote
Corporation,
International       Common    1            $0.01   100          100%